Exhibit 10.1

 October 20, 2014

Mr. Scott R. Silverman

Chief Executive Officer

VeriTeQ Corporation

220 Congress Park Drive, Suite 200

Delray Beach, FL 33445

GLUCOCHIP AND SETTLEMENT AGREEMENT

Dear Mr. Silverman:

This GlucoChip and Settlement Agreement (the “Agreement”) is intended to document the agreement between PositiveID Corporation (“PSID”) and VeriTeQ Corporation and its subsidiaries (“VTEQ”) (collectively, the “Parties”) and is intended to be contractually binding on both Parties. The Parties intend to transfer the rights to the GlucoChip intellectual property from PSID to VTEQ, with a commitment by PSID to support VTEQ’s development program of the GlucoChip intellectual property for a period of up to two years. The terms of this Agreement are as follows:

1.

GlucoChip – As of this date, the License Agreement, dated August 28, 2012 between PSID and VTEQ will be terminated and PSID’s sole right to any future benefit (royalty) of GlucoChip or any other implantable bio sensor application shall be as set forth in the Asset Purchase Agreement dated August 28, 2012 between VeriTeQ Acquisition Corporation and PSID.

2.

Immediate Financial Support - PSID will provide a loan to VTEQ, at closing of this Agreement, of $60,000.  The form of the loan will be a convertible promissory note. The terms of the note are set forth in a Convertible Promissory Note dated October 20, 2014 set forth as Schedule A attached hereto (“Note 1”).

3.

Ongoing Financial Support – Through October 20, 2016 PSID will provide continuing support to VTEQ in furtherance of the VTEQ development of its implantable bio sensor applications.  PSID will provide VTEQ with an additional $40,000 convertible promissory note on the same terms and conditions as Note 1 within one hundred (100) days after the closing of this Agreement. Thereafter, at intervals of one hundred (100) days, PSID and VTEQ will enter into a new convertible promissory note of $50,000 on the same terms as condition as Note 1 (”Additional Notes”). In the event the share reserve requirements of either the warrant (see #4 below) or any then outstanding note(s) is not met, PSID is not obligated to enter into any new notes. At any time prior to October 20, 2016, VTEQ, at its sole discretion, may inform PSID in writing, at least ten (10) days prior to an ongoing support payment that it does not desire to have such payment made.

4.

Common Share Reserves – PSID currently holds a Warrant Agreement from VTEQ, dated November 13, 2013. VTEQ agrees to provide an irrevocable reserve letter to its transfer agent for 10,000,000 shares of common stock under the warrant. Further, VTEQ agrees as soon as possible, to provide additional irrevocable reserves covering at least 2X the number of shares that would be due if the warrant were exercised in full and to increase the share reserve to maintain that level at any time requested by PSID, but not more than once a month. If at any time a warrant reserve is not met, PSID will have no further obligation to provide any funding pursuant to the Additional Notes. In the event that VTEQ does not provide the irrevocable reserves for the Warrant or either of the Notes attached hereto by December 15, 2014, the 100 day intervals for new notes will be extended by one day for each day after December 15, 2014 until the irrevocable reserves are ultimately established. So long at the reserve requirements of the warrant and any notes are met, PSID will never convert any amount of shares that would have it exceed a 9.99% ownership in VTEQ.

1690 South Congress Avenue ● Suite 201 ● Delray Beach, Florida 33445

Telephone: 561.805.8000 ● Fax: 561.805.8001

5.

Payment of Shared Services Agreement - VTEQ currently owes PSID $222,115.07 pursuant to the Shared Services Agreement, between PSID and VTEQ, dated January 11, 2012, as amended. This outstanding amount will be paid at closing by issuing a convertible promissory note, as documented in the Convertible Promissory Note dated October 20, 2014 (in the principal amount of $222,115.07) as set forth on Schedule A attached hereto.

6.	Miscellaneous – Governing law for this Agreement will be Florida and if there are any conflicting terms in any other agreements between the Parties, the terms of this Agreement will govern.

By signing this Agreement, PSID and VTEQ agree to the terms above as of October 20, 2014.

Sincerely,

/s/ William J. Caragol

William J. Caragol

Chief Executive Officer

Acknowledged and Agreed:

VERITEQ CORPORATION

By:/s/ Scott R. Silverman

Name:     Scott R. Silverman

Title:     Chief Executive Officer

1690 South Congress Avenue ● Suite 201 ● Delray Beach, Florida 33445

Telephone: 561.805.8000 ● Fax: 561.805.8001